Exhibit 99.2

Hertz Newsroom

Hertz's Plan Of Reorganization Confirmed By Bankruptcy Court

Creditors to be paid in full and existing shareholders to receive more than $1 billion of value Company on target for June 30, 2021 Chapter 11 exit

ESTERO, Fla., June 10, 2021 / PRNewswire/ -- Hertz Global Holdings, Inc. (OTCPK:HTZGQ) ("Hertz" or the "Company") today announced that the Bankruptcy Court confirmed the Company's Plan of Reorganization (the "Plan"). The Plan unimpairs all classes of creditors (who are legally deemed to have accepted it) and was approved by more than 97% of voting shareholders. The Court's approval clears the way for Hertz to emerge from Chapter 11 by the end of June 2021.

As a result of its restructuring efforts, Hertz will emerge from Chapter 11 with a substantially stronger balance sheet and greater financial flexibility than it had prior to the onset of the COVID-19 pandemic, which forced Hertz to file for Chapter 11 relief in May 2020. Hertz's Plan will eliminate over $ 5 billion of debt, including all of Hertz Europe's corporate debt, and will provide more than $ 2.2 billion of global liquidity to the reorganized Company. Hertz also will emerge with (i) a new $2.8 billion exit credit facility consisting of at least $1.3 billion of term loans and a revolving loan facility, and (ii) an approximately $7 billion of asset-backed vehicle financing facility, each on favorable terms. The Plan provides for the payment in cash in full to all creditors and for existing shareholders to receive more than $1 billion of value.

Paul Stone, Hertz's President and Chief Executive Officer, said: "With the Court's approval of our Plan today and a committed new investor group, we are poised to exit Chapter 11 by the end of this month as a well-capitalized and even more competitive company, with the flexibility and resources to pursue exciting new growth opportunities. I want to thank our employees and teams around the world for their hard work, which has enabled us to continue taking great care of our customers. As the demand for rental cars continues to rise, we look forward to helping our customers travel confidently and safely as they get back out on the road, and to successfully building on Hertz's more than 100-year history of quality service as one of the world's best known brands."

For Court documents or filings, please visit https://restructuring.primeclerk.com/hertz or call (877) 428-4661 or (929) 955-3421. White & Case LLP is serving as legal advisor, Moelis & Co. is serving as investment banker, and FTI Consulting is serving as financial advisor.

ABOUT HERTZ

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Additionally, The Hertz Corporation operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales. For more information about The Hertz Corporation, visit www.hertz.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains "forward- looking statements" within the meaning of federal securities laws. Words such as "expect" and "intend" and similar expressions identify forward-looking statements, which include but are not limited to statements related to our liquidity and potential financing sources; the bankruptcy process; our ability to obtain approval from the Bankruptcy Court with respect to motions or other requests made to the Bankruptcy Court throughout the course of the Chapter 11 Cases; the effects of Chapter 11 on the interests of various constituents; and the ability to negotiate, develop, confirm and consummate a plan of reorganization. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including those in our risk factors that we identify in our most recent annual report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission on February 26, 2021, and any updates thereto in the Company's quarterly reports on Form 10-Q and current reports on Form 8 -K. We caution you not to place undue reliance on our forward-looking statements, which speak only as of their date, and we undertake no obligation to update this information.

SOURCE Hertz Global Holdings, Inc.

For further information: mediarelations@hertz.com

https://newsroom.hertz.com/2021-06-10-Hertzs-Plan-Of-Reorganization-Confirmed-By-Bankruptcy-Court